EXHIBIT (3) (ii)
ARTICLE 6 CORPORATE BOOKS
Section 2. Transfer Agent and Registrar, and Closing of Transfer Books. The Board of Directors may appoint one or more transfer agents and one or more registrars of transfers, and the principal transfer agent shall keep a stock transfer book for the transfer of all shares of the capital stock of the Corporation.
     The Board of Directors may fix the time, not exceeding seventy days preceding the date of any meeting of stockholders or any dividend payment date or any date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, during which the books of the Corporation shall be closed against transfers of stock. In lieu of providing for the closing of the books against transfers of stock as aforesaid, the Board of Directors from time to time may fix in advance a date, not exceeding seventy days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for any allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of and to vote at such meeting and any adjournment thereof, or entitled to receive such dividends or allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, as the case may be; and only stockholders of record on such date shall be entitled to notice of or to vote at such meeting or to receive such dividends or allotment of rights, or to exercise such rights in respect of any such change, conversion or exchange of capital stock, as the case may be.